Exhibit 99.1

FOR IMMEDIATE RELEASE

StanCorp Financial Group, Inc. Declares Annual Cash Dividend and Announces New Share Repurchase Authorization

PORTLAND, Ore. — November 14, 2012 — The Board of Directors of StanCorp Financial Group, Inc. (“StanCorp”) (NYSE:SFG) yesterday declared an annual cash dividend on its common shares of $0.93 per share, payable December 7, 2012, to shareholders of record on November 23, 2012. The annual cash dividend of $0.93 per share represents a 4.5% increase over last year’s dividend of $0.89 per share.

The Board also approved a new share repurchase authorization of up to 3 million shares of StanCorp common stock. The new share authorization will replace the existing share repurchase authorization and will expire on December 31, 2014.

“StanCorp has a long history of returning value to shareholders through dividends and share repurchases,” said Greg Ness, Chairman, President and Chief Executive Officer. “Since becoming a public company in 1999, we have announced thirteen consecutive annual increases to our shareholder dividend and have maintained an active share repurchase program. Returning value to shareholders remains a priority for StanCorp.”

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, origination and servicing of fixed-rate commercial mortgage loans, and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s 2011 Form 10-K, as modified by the Current Report on Form 8-K dated July 18, 2012, and the third quarter 2012 report on Form 10-Q filed with the Securities and Exchange Commission for a description of the types of risks and uncertainties that may affect actual results.

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

bob.speltz@standard.com